Exhibit 99.1
O’Charley’s · Stoney River Legendary Steaks · Ninety Nine Restaurant
NEWS RELEASE

CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. REPORTS RESULTS FOR THIRD FISCAL QUARTER OF 2006
NASHVILLE, Tenn. (October 26, 2006) — O’Charley’s Inc. (NASDAQ/NM: CHUX), a leading casual-dining restaurant company, today reported revenues and earnings per share for the 12-week period ended October 1, 2006. The Company also provided its outlook for the current quarter and for the 2006 fiscal year, and offered preliminary guidance for the 2007 fiscal year.
Financial and Operating Highlights
•	Third-quarter revenue rose 3.4 percent to $219.0 million from $211.8 million in last year’s third quarter. Same-store sales for the third quarter declined 1.1 percent at O’Charley’s company-operated restaurants and increased 1.5 percent at the Ninety Nine Restaurant and 3.9 percent at Stoney River Legendary Steaks.

•	Income from operations in the quarter was $6.3 million, or 2.9 percent of revenues, compared to a loss from operations of $4.9 million, or 2.3 percent of revenues, in the third quarter of last year. Income from operations in the quarter included net gains of $0.7 million from asset sales, while income from operations in the prior-year quarter included charges of $7.2 million, or 3.4% of revenue for asset impairment and disposals. As a percentage of restaurant sales, cost of food and beverage and payroll and benefits costs were both lower than in the prior-year quarter, while restaurant operating costs and general and administrative costs were higher. The increase in restaurant operating costs as a percentage of sales reflects higher utility costs and higher repair and maintenance costs than in the prior year quarter, while the increase in general and administrative costs reflect increases in restricted stock expense and legal expenses.

•	The Company reported third-quarter net earnings of $2.1 million, or $0.09 per diluted share, compared to a net loss of $4.7 million, or $0.20 per diluted share, for the same period in 2005. The results for the quarter include gains of $0.02 per diluted share for asset sales, while the results for the prior-year quarter include the impact of $0.20 per diluted share for asset impairment and disposal charges, $0.02 per diluted share for the direct impact of Hurricane Katrina, and $0.02 per diluted share for expenses associated with the Company’s financial
3038 Sidco Drive · Nashville, TN 37204 · (615) 256-8500

CHUX Reports Third-Quarter Results for 2006

October 26, 2006
systems conversion project. Interest expense in the third quarter of 2006 was lower than in the prior-year quarter, as higher interest rates on the Company’s variable rate debt were offset by lower borrowings under the Company’s bank credit facility. The effective tax rate applied to pretax earnings was 25.8 percent in the third quarter of 2006, compared to a tax rate of 44.6 percent applied to the pretax loss in the prior-year period.
•	For the 40-week period ended October 1, 2006, revenue increased 4.5 percent to $749.1 million from $716.5 million in the same period last year. Income from operations was $30.7 million, or 4.1 percent of revenue, compared to $24.4 million, or 3.4 percent of revenue, in the prior year period. Net earnings for the 40-week period were $13.7 million, or $0.59 per diluted share, compared to $10.4 million, or $0.45 per diluted share, in the same period last year.

•	The Company stated that it expects to report net earnings per diluted share of between $0.26 and $0.31 for the 13-week period ending December 31, 2006, and net earnings per diluted share of between $0.85 and $0.90 for the fiscal year ending December 31, 2006. The 2006 fiscal year is a 53-week year. The Company’s guidance for the fourth quarter and full year reflects an estimated positive earnings impact from the 53rd week of between $0.08 and $0.10 per diluted share.

•	The Company provided preliminary earnings guidance for the 2007 fiscal year of between $1.05 and $1.15 per diluted share. Projected results for the 2007 fiscal year are based upon anticipated same store sales increases of between 1 percent and 3 percent at the O’Charley’s and Ninety Nine concepts, year-over-year improvements in operating margins, and anticipated savings from the consolidation of employee health and welfare plans and other initiatives.
     “Although high gasoline prices during the summer months, continued higher interest rates, and the reduced availability of Kids Eat Free at O’Charley’s negatively impacted our guest counts, we offset much of the guest count decline with increases in average check,” Gregory L. Burns, chairman and chief executive officer of O’Charley’s Inc., said. “Unlike many of our competitors, we limited our use of coupons or price promotions, and instead focused on providing great food with unique flavor profiles, and higher guest satisfaction. While we are disappointed that the financial results for the quarter were below the guidance offered on August 3, we continued to see a positive impact from the implementation of our initiatives, and believe that we are well positioned to take advantage of any recovery in consumer spending. Everyone on the O’Charley’s management team and throughout the organization understands that our performance must improve, and we are approaching this effort with a sense of urgency. As I have said in the past, it is not ‘business as usual’ at O’Charley’s.”
     “We have now completed seven ‘Project Rev’Olution’ remodels at O’Charley’s restaurants, and eight Dressed to the Nines’ remodels at Ninety Nine restaurants. We have introduced new concept elements including new uniforms, plateware, menu designs, Curbside To Go service, kitchen display systems, and new service standards. We plan to complete an additional three remodels at O’Charley’s, and four remodels at Ninety Nine prior to the end of the year. Although it is too early to draw conclusions, and we have not yet made a decision about a full rollout of these programs, we are pleased with the initial sales results, and believe that these remodels have created excitement for our brands.”
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CHUX Reports Third-Quarter Results for 2006

October 26, 2006
O’Charley’s Restaurants
     Restaurant sales for company-operated O’Charley’s declined 0.8 percent to $136.0 million for the third quarter, reflecting the addition of five new company-operated restaurants and the closing of seven company-operated restaurants since the third quarter of 2005. The same-store sales decrease of 1.1 percent was comprised of a 6.3 percent increase in average check offset by a 7.0 percent decrease in guest counts. Average check for company-operated stores in the third quarter was $12.08. One company-operated O’Charley’s restaurant was closed during the third quarter, bringing the total number of company-operated restaurants to 226 at the end of the quarter. Including the restaurants already opened through the end of the third quarter, the Company expects three new company-operated O’Charley’s restaurants and four franchised or joint venture restaurants to open in the 2006 fiscal year.
     “We believe that the reduced availability of Kids Eat Free contributed to O’Charley’s average check increase and guest count decline,” Burns said. “We did see improvements in many areas in the past quarter. Operating costs as a percentage of sales were lower in the third quarter of 2006 than in the prior year’s third quarter. Food and beverage costs improved compared to the third quarter of 2005 as a result of the higher average check and the efficiencies gained from our theoretical food cost system. O’Charley’s improved its payroll and benefits costs as a percentage of sales compared to the prior year, which reflects the changes we made to our restaurant-level bonus plans at the beginning of the year, reductions in employee benefits costs as a percentage of sales, and an increased focus on team member and management labor productivity.
     “Our ‘Wild Kitchen’ promotion continues through October 30 and features bold flavors and unique menu items such as zesty orange-peel chicken, cedar-planked salmon, French onion sirloin and pomegranate ribs. Along with the introduction of a new menu on October 30, O’Charley’s will begin its ‘Pour on the Flavor’ promotion featuring our Whiskey Creek Salmon, Whiskey Creek Ribeye, BBQ Ribs and our always popular Chipotle Chicken Tenders. The new menu will feature a distinctive layout and bar menu and will include several new menu items that have performed well in past promotions. We also plan to further reduce the availability of Kids Eat Free prior to year end.
     “Two weeks ago, Covelli Enterprises opened its first franchised O’Charley’s restaurant in Niles, Ohio. This restaurant is the first O’Charley’s built using a distinctive new prototype design featuring new color schemes inside and out, new exterior signage, and a number of interior changes designed to enhance the guest experience and improve operational efficiencies. This restaurant had the highest opening-week sales level of any restaurant in the history of the O’Charley’s concept. We expect to open our first company-operated restaurant with this new prototype design in November, in Mt. Juliet, Tennessee, a suburb of Nashville.”
Ninety Nine Restaurants
     Restaurant sales for Ninety Nine increased 8.5 percent to $71.9 million in the third quarter, reflecting the addition of six new restaurants since the third quarter of 2005. The same-store sales increase of 1.5 percent was comprised of a 3.3 percent increase in average check partially offset by a 1.8 percent decrease in guest counts. Average check in the third quarter was $14.12. We opened one new Ninety Nine restaurant in the third quarter, bringing the total number to 113 at the end of the quarter. Including the restaurants already opened through the end of the third quarter, the Company expects to open five new Ninety Nine restaurants in the 2006 fiscal year. We expect to open the first Ninety Nine restaurant with a new prototype design in the spring of 2007.
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CHUX Reports Third-Quarter Results for 2006

October 26, 2006
     “While the consumer and competitive environment in New England continues to be challenging, Ninety Nine achieved positive same store sales growth in the quarter, which we believe is a testament to the strength of the concept and its management team” Burns said. “Operating costs as a percentage of sales were higher in the third quarter of 2006 than in the third quarter of 2005, due primarily to higher utility costs partially offset by a reduction in payroll and benefits costs as a percent of sales.
     “Through August, Ninety Nine offered its ‘Fisherman’s Feast’ promotion, featuring its signature lobster roll, Baja crab cakes, citrus swordfish, fresh haddock Del Ray with crab stuffing, and shipwreck shrimp. We are currently offering our ‘Ninety Nine’s Newest Nine’ promotion, featuring nine new food and beverage items such as a bistro shrimp flatbread appetizer, sundried tomato chicken and goat cheese salad, and a Maryland crab casserole; drinks such as a pomegranate martini and caramel appletini; all of which are topped off with Belgian chocolate cheese cake for dessert. In November, we plan to begin our ‘Combo Creations’ promotion, where the guest can create his or her own combination from a selection of five main course items. We also plan to offer a value meal promotion on Sunday through Wednesday nights which will feature a choice of three shrimp entrees for $9.99.”
Stoney River Legendary Steaks Restaurants
     Third-quarter sales for Stoney River Legendary Steaks increased 34.9 percent to $7.1 million, which reflects increases of 3.9 percent at the six restaurants included in the same-store sales base, and sales at the new restaurants in Dublin, Ohio, Nashville, Tennessee and Chesterfield, Missouri. The same-store sales increase consisted of a 4.5 percent increase in average check partially offset by a 0.5 percent decline in guest counts. Average check for Stoney River in the third-quarter was $40.79.
     “We continue to be pleased with Stoney River‘s performance in terms of same-store sales and operational improvements and believe that the concept has established a unique position in the upscale steakhouse segment,” Burns noted. “On September 13, we opened our new Stoney River restaurant in Chesterfield, Missouri, in the suburbs of St. Louis. This restaurant has received positive reviews in the local newspapers, and appears to be well received in this market. We expect to open an additional Stoney River restaurant in the Atlanta market in the fourth quarter of 2006.”
Outlook for Fourth-Quarter 2006 and Preliminary Guidance for Fiscal Year 2007
     The Company stated that it now expects to report net earnings per diluted share of between $0.85 and $0.90 for fiscal 2006, based on expected net earnings per diluted share of between $0.26 and $0.31 for the 13-week period ending December 31, 2006. This compares with the Company’s previously-issued full year guidance of between $0.90 and $0.96 per diluted share. The 2006 fiscal year is a 53-week year. The Company’s guidance for the fourth quarter and full year reflects an estimated positive earnings impact from the 53rd week of between $0.08 and $0.10 per diluted share.
     Projected results for the fourth quarter are based upon anticipated declines in same-store sales at O’Charley’s of between one percent and three percent, and same store sales increases of less than one percent for Ninety Nine. The Company expects that the continuing phase out of the Kids Eat Free program, combined with reduced promotional activity compared to the fourth quarter of 2005, will result in guest count declines for O’Charley’s in the fourth quarter of 2006. The Company expects these guest count reductions to be partially offset by increases in average check. The Company’s guidance for the fourth quarter includes expected gains from the sale of a closed restaurant and other non-operating assets
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CHUX Reports Third-Quarter Results for 2006

October 26, 2006
of between $0.03 and $0.04 per diluted share. The Company projects an effective tax rate of approximately 25.3 percent for the full fiscal year, compared to 14.3 percent in 2005, and interest expense of between $16.0 million and $16.5 million for the year, compared to $15.1 million in the 2005 fiscal year.
     The Company stated that it expects to report net earnings per diluted share of between $1.05 and $1.15 for fiscal 2007. This preliminary guidance is based upon expected same store sales increases of between one percent and three percent for Ninety Nine and O’Charley’s. The Company recently completed the consolidation and redesign of its employee health and welfare plans, entered into a new long-term supply contract with Pepsi-Cola, and made other changes to its operations and supply agreements. The year-over-year savings from these initiatives in 2007 are expected to total between $0.14 and $0.16 per diluted share, and are included in the Company’s preliminary guidance. In 2007, the Company expects to open between four and six new O’Charley’s company-operated restaurants, between three and five new Ninety Nine restaurants, and between one and three new Stoney River restaurants. Although the Company has not yet decided to proceed with these projects, the preliminary guidance for 2007 anticipates approximately 30 ‘Project Rev’Olution’ remodels in O’Charley’s, and a similar number of ‘Dressed to the Nines’ remodels in Ninety Nine. Including the training expenses and asset write-offs associated with these remodels, they are expected to have a negative impact on net earnings in 2007. The Company’s guidance for the fourth quarter of 2006, and its preliminary guidance for the 2007 fiscal year does not reflect any impact for charges or expenses arising from decisions the Company may make as part of its turnaround efforts, or from the Company’s previously disclosed discussions with Meritage Hospitality Group, Inc.
     “Adjusting for the expected impact of the 53rd week in 2006, our preliminary guidance for 2007 anticipates an increase in net earnings per diluted share of between 30 percent and 50 percent. We plan to continue to execute all elements of our plan, including improving the overall guest experience in our restaurants, managing our margins, and instilling ‘A Passion to Serve’™ throughout our organization,” Burns concluded. “This management team understands the need to turn around our performance, and we believe that we are taking the appropriate actions to generate profitable and sustainable growth while enhancing shareholder value. We have a conservative fiscal policy, strong asset base and strong balance sheet, which provide us with financial flexibility.”
Investor Conference Call and Web Simulcast
     O’Charley’s Inc. will conduct a conference call on its 2006 third-quarter earnings release on October 26, 2006, at 10:00 a.m. EDT. The number to call for this interactive teleconference is (973) 582-2952, and the confirmation passcode is 7991137. A replay of the conference call will be available through November 2, 2006, by dialing (973) 341-3080 and entering the confirmation number 7991137.
The live broadcast of O’Charley’s conference call will be available online:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82565&eventID=1401153
     If you are unable to participate during the live Webcast, the call will be archived on the company’s Web site at www.ocharleysinc.com, as well as www.streetevents.com and www.earnings.com, shortly after the call on October 26, 2006 and continuing through November 9, 2006.
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CHUX Reports Third-Quarter Results for 2006

October 26, 2006
About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 357 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 235 restaurants in 17 states in the Southeast and Midwest, including 226 company-owned and operated O’Charley’s restaurants in 16 states, five franchised O’Charley’s restaurants in Michigan, one franchised O’Charley’s restaurant in Ohio and three joint venture O’Charley’s restaurants in Louisiana. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The Company operates Ninety Nine restaurants in 113 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, and Vermont. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The Company operates nine Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky, Ohio, Missouri and Tennessee. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “expect,” “project,“believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including our guidance for future periods, are subject to the finalization of the Company’s third fiscal quarter financial and accounting procedures, and may be affected by certain risks and uncertainties, including, but not limited to, the Company’s ability to increase operating margins and increase same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the Company’s ability to successfully implement changes to its supply chain; the Company’s ability to sell closed restaurants and other surplus assets; the possible adverse effect on our sales of decreases in consumer spending; the effect of increased competition; the resolution of the Company’s dispute with Meritage Hospitality Group, Inc.; the impact on our results of operations of restarting development of our Stoney River concept, and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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CHUX Reports Third-Quarter Results for 2006

October 26, 2006
O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Earnings (unaudited)
12 Weeks Ended October 1, 2006 and October 2, 2005

	2006		2005
	(in thousands, except per share data)
Revenues:
Restaurant sales	$216,556	98.9%	$209,278	98.8%
Commissary sales	2,344	1.1%	2,381	1.2%
Franchise revenue	81	0.0%	100	0.0%

	218,981	100.0%	211,759	100.0%

Costs and Expenses:
Cost of restaurant sales:
Cost of food and beverage	64,821	29.9%	63,953	30.6%
Payroll and benefits	72,926	33.7%	74,585	35.6%
Restaurant operating costs	43,908	20.3%	40,875	19.5%
Cost of commissary sales	1,992	0.9%	1,940	0.9%
Advertising expenses	6,515	3.0%	6,186	2.9%
General and administrative expenses	11,465	5.2%	9,575	4.5%
Depreciation and amortization	10,564	4.8%	10,192	4.8%
Asset impairment and disposals	(401)	(0.2%)	7,151	3.4%
Pre-opening costs	854	0.4%	2,188	1.0%

	212,644	97.1%	216,645	102.3%

Income (Loss) from Operations	6,337	2.9%	(4,886)	(2.3%)

Other Expense/(Income):
Interest expense, net	3,445	1.6%	3,580	1.7%
Other, net	(1)	0.0%	(2)	0.0%

	3,444	1.6%	3,578	1.7%

Earnings (Loss) Before Income Taxes	2,893	1.3%	(8,464)	(4.0%)
Income Taxes	747	0.3%	(3,775)	(1.8%)

Net Earnings (Loss)	$2,146	1.0%	($4,689)	(2.2%)

Basic Earnings (Loss) per Share:
Net Earnings (Loss)	$0.09		($0.20)

Weighted Average Common Shares Outstanding	23,397		22,909

Diluted Earnings (Loss) per Share:
Net Earnings (Loss)	$0.09		($0.20)

Weighted Average Common Shares Outstanding	23,626		22,909

3038 Sidco Drive · Nashville, TN 37204 · (615) 256-8500

CHUX Reports Third-Quarter Results for 2006

October 26, 2006
O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Earnings (unaudited)
40 Weeks Ended October 1, 2006 and October 2, 2005

	2006		2005
	(in thousands, except per share data)
Revenues:
Restaurant sales	$740,688	98.9%	$709,472	99.1%
Commissary sales	8,070	1.1%	6,737	0.9%
Franchise revenue	317	0.0%	290	0.0%

	749,075	100.0%	716,499	100.0%

Costs and Expenses:
Cost of restaurant sales:
Cost of food and beverage	221,886	30.0%	213,594	30.1%
Payroll and benefits	249,789	33.7%	245,164	34.6%
Restaurant operating costs	141,856	19.2%	131,204	18.5%
Cost of commissary sales	6,924	0.9%	5,819	0.8%
Advertising expenses	21,443	2.9%	20,049	2.8%
General and administrative expenses	37,949	5.1%	31,074	4.3%
Depreciation and amortization	35,317	4.7%	33,363	4.7%
Asset impairment and disposals	(287)	0.0%	7,211	1.0%
Pre-opening costs	3,469	0.5%	4,585	0.6%

	718,346	95.9%	692,063	96.6%

Income from Operations	30,729	4.1%	24,436	3.4%

Other Expense:
Interest expense, net	12,339	1.6%	11,619	1.6%
Other, net	(1)	0.0%	42	0.0%

	12,338	1.6%	11,661	1.6%

Earnings Before Income Taxes	18,391	2.5%	12,775	1.8%
Income Taxes	4,653	0.6%	2,384	0.3%

Net Earnings	$13,738	1.8%	$10,391	1.5%

Basic Earnings per Share:
Net Earnings	$0.59		$0.46

Weighted Average Common Shares Outstanding	23,240		22,797

Diluted Earnings per Share:
Net Earnings	$0.59		$0.45

Weighted Average Common Shares Outstanding	23,469		23,109

3038 Sidco Drive · Nashville, TN 37204 · (615) 256-8500

CHUX Reports Third-Quarter Results for 2006

October 26, 2006
O’Charley’s Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
At October 1, 2006 and December 25, 2005

	2006	2005
	(in thousands)
Cash and cash equivalents	$6,145	$5,699
Other current assets	65,076	78,426
Property and equipment, net	462,533	464,048
Goodwill and other intangible assets	119,337	118,995
Other assets	18,864	20,442

Total assets	$671,955	$687,610

Current portion of long-term debt and capital leases	$10,240	$10,975
Other current liabilities	94,291	97,300
Deferred income taxes	2,934	7,407
Long-term debt, net of current portion	126,555	148,299
Capitalized lease obligations	19,325	26,409
Other liabilities	46,809	47,633
Shareholders’ equity	371,801	349,587

Total liabilities and shareholders’ equity	$671,955	$687,610

3038 Sidco Drive · Nashville, TN 37204 · (615) 256-8500